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                                [WSGR Letterhead]





                                 December 3, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 7-6
Washington, D.C. 20549
ATTN:  Thomas Jones, Senior Attorney

         RE: INTROGEN THERAPEUTICS, INC. (THE "COMPANY") FORM 15 REQUESTING WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A (FILE NO. 0-21291) FILED ON NOVEMBER 1, 1996.

Dear Mr. Jones:

         In light of current market conditions, the Company was unable to complete its contemplated initial public offering. Therefore, the Company hereby requests withdrawal of its Registration Statement on Form 8-A (File No.0-21291). The Company requests such termination of registration of its Common Stock pursuant to Rule 12g-4(a)(1)(i) of the Securities Exchange Act of 1934. Attached is the Company's requisite certificate on FORM 15 certifying its Common Stock is held by less than three hundred (300) persons.

         Thank you for your assistance.

                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ William B. Owens, Jr.

                                   William B. Owens, Jr.


cc:   Abe Zachariah
      George Hnatiw
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-11297

                           INTROGEN THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                  74-2704230
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


         301 Congress Avenue
             Suite 1850                                       78701
            Austin,Texas
(Address of principal executive offices)                    (Zip Code)


                     Common Stock, $.001 par value per share
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under 13(a) or 15(d) remains)


                               Rule 12g-4(a)(1)(i)
       (Rule provision relied upon to terminate the duty to file reports)


                                       50
(Approximate number of holders of record as of the certification or notice date)


                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, INTROGEN THERAPEUTICS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 3, 1996.                  Introgen Therapeutics, Inc.

                                          BY: /s/ David G. Nance
                                              ---------------------------------
                                          David G. Nance
                                          President and Chief Executive Officer